Exhibit 10.18
MASTER DISTRIBUTOR AGREEMENT

THIS MASTER DISTRIBUTOR AGREEMENT (the “Agreement”) is effective as of March 12, 2014 (the “Effective Date”), by and between Xilinx, Inc., a Delaware Corporation, having offices at 2100 Logic Drive, San Jose, CA 95124, Xilinx Ireland, a company incorporated under the laws of Ireland and having its registered office at One Logic Drive, Citywest Business Campus, Saggart, Co. Dublin and Xilinx Sales International Pte. Ltd., a company organized and existing under the laws of Singapore, having its principal office at Changi Business Park Vista, Singapore 486051 (collectively and individually, “Xilinx”), and Avnet, Inc., a New York corporation, having its principal office at 2211 South 47th Street, Phoenix, AZ 85034 (“Distributor”).
RECITALS
WHEREAS, Xilinx is engaged in the business of designing, marketing and selling certain integrated circuits and related products and services;
WHEREAS, Distributor is engaged in the business of marketing and selling electronic devices in the Territory (as defined below); and
WHEREAS, Xilinx and Distributor desire to enter into this Agreement in accordance with the terms and conditions set forth below.
AGREEMENT
NOW THEREFORE, in view of the Recitals and in consideration of the obligations and undertakings set forth below, Xilinx and Distributor agree as follows:

1.	DEFINITIONS

“Current Factory Date” means the date on which Xilinx then-currently plans (on any particular date) to ship a particular Product to Distributor.
“Die” means unfinished individual semiconductor and integrated circuit components cut from a processed silicon wafer.
“EasyPath Product” means a Product identified as such by Xilinx, and sold with an “SCD” part number.
“EEA” means the European Economic Area, comprising of the countries of the European Union, plus Iceland, Liechtenstein and Norway, as may be amended from time to time.
“Engineering Samples” means Products and Die that are developmental or experimental in nature or are in prototype form or which are sold under a part number containing “es” as part of the part number.
“Guidelines” mean the various written policies and procedures relating to the ongoing management of the relationship between Xilinx and its various distributors, as updated and communicated by Xilinx from time to time.
“NCNR” means an order that is non-cancelable and non-reschedulable, and for which the associated Product is non-returnable except pursuant to a valid warranty claim hereunder.“
Original Factory Date” means the original date on which Xilinx plans to ship a particular Product to Distributor, as determined by Xilinx in its acknowledgement per Section 7.4 below, or, if applicable, a later date determined by Xilinx if Distributor has requested and Xilinx has agreed to reschedule (push-out) the original date.
“Price Book” means the price book published periodically by Xilinx containing schedules of available Software, Products and Prices.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

“Price” means Distributor’s cost for any Software or Products ordered in connection with this Agreement as set forth in price purchase schedules, bulletins, Xilinx quotations, the Price Book and identified therein as “Distributor Cost.”
“Product(s)” means any of the following that Xilinx sells to Distributor hereunder: (i) standard FPGA, PLD, SoC, configurable memory or other standard semiconductor devices listed in the Price Book, (ii) standard boards, kits and programming cables listed in the Price Book, and (iii) any non-standard semiconductor devices sold by Xilinx to Distributor hereunder such as EasyPath Products, Engineering Samples, wafers, unpackaged Die, devices made pursuant to customer specifications, and devices for which there is no alternative distribution channel.
“Purchase Order” means a written order to purchase Products that Distributor (or any of its Subsidiaries) submits to Xilinx (via EDI, email, facsimile or otherwise as supported by Xilinx) in connection with this Agreement.
“Software” means Xilinx software tools and IP cores identified in the Price Book.
“Specifications” mean the Product datasheets published by Xilinx on its website as may be updated from time to time at the discretion of Xilinx.
“Sub-Distributor” means each third party subcontractor of the Distributor identified on Exhibit B.
“Subsidiary” means any entity that controls or is controlled by a party hereto or is under common control with a party hereto. For this purpose, “control” means that more than fifty percent (50%) of the controlled entity’s shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity.
“RMA” means a return material authorization, evidenced by a specific number, issued by Xilinx.
“Territory” means the geographic locations served directly by Distributor as listed in Exhibit A or indirectly via Sub-Distributors as listed in Exhibit B.
“Warranty Period” means (i) for all Products in the Price Book other than boards, kits and programming cables, the period of [***] months beginning on the date Distributor transfers title to the applicable Product to its customer, provided that such period is no longer than the period of [***] months beginning on the date that Distributor receives title to the applicable Product; and (ii) for boards, kits and cables listed in the Price Book, the period of [***] days beginning on the date Distributor transfers title to the applicable board, kit or programming cable to its customer, provided that such period is no longer than the period of [***] months beginning on the date that Distributor receives title to the applicable Product.
“Xilinx Designated Location” means a warehouse operated by Xilinx or the warehouse of any third party providing warehouse services to Xilinx.

2.	APPOINTMENT

Subject to the terms and conditions of the Agreement, Xilinx hereby appoints Distributor, and Distributor hereby accepts the appointment, as a non-exclusive distributor for the sale of Products in the Territory during the term of this Agreement.

3.	GUIDELINES

3.1
The Guidelines are hereby incorporated in this Agreement and made a part hereof as if fully set forth herein in their entirety. Distributor hereby acknowledges receipt of a copy of the Guidelines in effect as of the Effective Date of this Agreement and its agreement thereto. Xilinx has the right to amend the Guidelines without Distributor’s consent if Distributor’s obligations are not materially altered or such changes are compulsory by law.

3.2
Xilinx shall give notice to Distributor of proposed amendments to the Guidelines by e-mail communication to the Avnet contacts listed on Exhibit G, which may be changed from time to time without need to amend this Agreement, and on Xilinx’s The SouRCe website.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

3.3
Distributor can object to any proposed amendment to the Guidelines that does not meet the criteria of Section 3.1 within a period of four (4) weeks after notification of the proposed amendment. If Distributor does not object to the proposed amendment within this period, it shall come into effect immediately after the four (4) week period ends without the need for further notification.

3.4
If Distributor objects to the proposed amendment to the Guidelines, Distributor shall specify the provisions objected to and give Xilinx its reasons in writing within the four-week period. If the parties cannot promptly resolve their differences regarding the proposed amendment to the Guidelines, the matter will be escalated to executive management of both parties for resolution, and during such time the Guidelines that were in effect prior to such objection shall remain valid for Distributor.

3.5	In the event of a conflict or ambiguity between this Agreement and the Guidelines, the terms and conditions of this Agreement will govern.

4.	DISTRIBUTOR OBLIGATIONS

4.1
Distributor shall use reasonable commercial efforts, commensurate with the proportion of revenue earned from the sale of Products compared to Distributor’s overall revenue, to vigorously promote the sale of the Products.

4.2
Distributor shall maintain a sufficient inventory of Products in the Territory, as determined by Xilinx, in order to satisfy Distributor’s anticipated sales of Products within such Territory. Distributor shall maintain at least [***] percent [***] of such inventory in [***] regional hubs as identified on Exhibit A.

4.3
Distributor shall send to Xilinx by electronic means point of sale, inventory, and end customer backlog reports, transaction data, and business performance metrics in the form and in the time frame requested by Xilinx in the Guidelines. With respect to point of sale and end customer backlog reports, the submission frequency shall be as directed by Xilinx from time to time.

4.4	Distributor agrees to follow all Xilinx policies stated in the Guidelines including, without limitation, adhering to Generally Accepted Accounting Principles (“GAAP”).

4.5
If the Products include semiconductor devices that Distributor or a subcontractor of Distributor programs as a service to its customer, Distributor shall indicate (or ensure that its subcontractor indicates) to its customer that such programming has been done by Distributor or a subcontractor of Distributor, and Distributor warrants that all programming performed on the Products by Distributor or its subcontractors shall be performed in a workmanlike manner and in accordance with the instructions and specifications for such programming as provided by Xilinx.

4.6
If Distributor or its programming subcontractor has not properly and fully complied with all Xilinx instructions and specifications for such programming, Distributor assumes sole and exclusive responsibility and liability for all consequences resulting from the improper or incomplete programming.

4.7
Distributor represents and warrants that it can trace its sales of Products to customers by sorting and tracking such sales according to any or all of the following criteria, as requested by Xilinx: ordering part number including speed grade designators; packaging including the number of pins and/or balls, lot code including split designators, and date code. This information is available from Xilinx on either the Product’s top mark or the box label bar code. Distributor further agrees to provide Xilinx with a written report sorting and tracing Product according to the criteria designated by Xilinx within three (3) business days of receipt of written request from Xilinx.

4.8
Distributor shall not seek customers or advertise the Products outside the Territory (web site advertising excluded) or establish any sales office, repair, support or maintenance facilities for the Products outside the Territory without the prior written consent of Xilinx.

4.9
In respect of all geographic locations outside of the EEA, unless otherwise restricted or prohibited by applicable laws and regulations, and except as otherwise set forth in Section 4.12 below or approved in writing by the Xilinx Vice President of Sales Operations, Distributor shall not knowingly sell Products to a

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

broker, agent or anyone who purchases Products for the purpose of resale on a standalone basis and is not a Xilinx Customer (“Broker”), and shall inform Xilinx in writing of any sales inadvertently made in violation of this paragraph within thirty (30) days of discovery. This includes those parties identified on the Broker list furnished by Xilinx to Distributor from time to time. For purposes of this Agreement, a “Xilinx Customer” means a customer that purchases Products for (i) internal use such as testing, prototyping or evaluation, (ii) incorporation in a board or system-level product for sale to end user markets, and/or (iii) system assembly on behalf of OEM customers.

4.10
In respect of all geographic locations inside the EEA, unless approved in writing by the Xilinx Vice President of Sales Operations, Distributor shall not knowingly sell Products to Brokers within the EEA for export outside the EEA. This includes Brokers identified on the Broker list furnished by Xilinx to Distributor from time to time. When it receives orders from one of the listed Brokers within the EEA, Distributor should verify that the Broker does not intend to sell the Products outside of the EEA (by, for example asking the Broker to provide the name and address of the EEA customer to whom it intends to sell the Products). Distributor shall use all reasonable efforts to avoid sales to Brokers within the EEA for export outside the EEA. Distributor shall inform Xilinx in writing of any sales inadvertently made in violation of this paragraph within thirty (30) days of discovery. Upon discovery of Distributor’s breach of either Section 4.9 or 4.10, in addition to any necessary government reporting, Xilinx may, to the extent permitted under local law, take appropriate steps to redress the violation, including notification to the appropriate Avnet Regional President.

4.11
Subject to the terms and conditions of this Agreement, Distributor may perform under this Agreement through one or more of its Subsidiaries on the following conditions: (i) Distributor hereby reaffirms its obligations under that certain Guaranty Agreement between Distributor and Xilinx dated February 8, 2013, as may be amended from time to time, which shall remain in place and effective according to its terms; (ii) Distributor shall ensure that its Subsidiaries comply with the terms and conditions of this Agreement as if they were a party hereto, and shall be liable for their failure to do so as if such failure was the act or omission of Distributor; and (iii) Distributor shall hold Xilinx harmless from and against any and all liabilities, damages, expenses and costs arising from the acts and omissions of any Subsidiary.

4.12
Subject to the terms and conditions of this Agreement, Distributor may use Sub-Distributors as an extension of Distributor’s marketing efforts for Products and Software on the following conditions: (i) Distributor shall ensure that its Sub-Distributors comply with the terms and conditions of Articles 20 (Confidentiality), 24 (Export / Reexport), and 25 (US Foreign Corrupt Practices Act Warranties) and Section 27.3 (Compliance) of this Agreement as if they were a party hereto, and shall be liable for their failure to do so as if such failure was the act or omission of Distributor; and (ii) Distributor shall pay any final damages awarded by a court of competent jurisdiction arising out of the conduct or failure to act of a Sub-Distributor if Xilinx gives Distributor notice in writing of the claim as soon as reasonably practicable, (whether or not litigation or other proceeding has been filed or served). In no event shall Distributor’s liability for any claim arising out of a Sub-Distributor’s conduct or failure to act, exceed [***] per incident and no more than [***] per year. Unless otherwise specified in this Agreement and except as may be reasonably required to facilitate compliance by any Sub-Distributor to this Agreement, Distributor shall serve as the sole and exclusive channel of communication to Xilinx in connection with the performance by Sub-Distributor under this Agreement. Regardless of the involvement of a Sub-Distributor, Distributor shall control pricing and shipment to the Xilinx Customer as well as reporting to Xilinx the point of sale and other information typically provided to Xilinx. Compensation of any Sub-Distributor for its marketing efforts shall be solely as between Distributor and the Sub-Distributor, and Distributor shall hold Xilinx harmless from any claims by any Sub-Distributor concerning compensation owed to the Sub-Distributor for such efforts.

4.13	Distributor shall be eligible for the Distributor Inventory Relief (“DIR”) program pursuant to Exhibit D.

5.	XILINX OBLIGATIONS

5.1	Xilinx shall keep Distributor informed on a timely basis of changes and innovations in performance, uses and applications of Products via posting of information on Xilinx’s The SouRCe website.

5.2
Xilinx shall provide training opportunities in marketing the Products to personnel identified by Distributors. Such training shall be held through methods and at the times and locations as mutually agreed by the parties.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

5.3	Xilinx, at its expense, shall periodically provide Distributor with digital copies of Xilinx advertising and promotional materials, pricing information and technical data related to the Products.

6.	PRICES

6.1
Prices are subject to change by Xilinx at any time. Xilinx shall give Distributor five (5) business days’ notice of a Price change. A Price change shall be effective on the date of publication in the Price Book.

6.2
In the event that Xilinx decreases the Price of any Product, Distributor will be entitled to an adjustment equal to the difference between the Price paid by Distributor, net of any prior adjustments granted by Xilinx, and the newly decreased Price for the Product multiplied by the quantity of such Product in Distributor’s inventory and in transit to Distributor on the effective date of the reduction.

6.3
In the event that Xilinx increases the Price of any Product, Distributor may either (i) accept such increase in Price, whereupon Xilinx is entitled to an adjustment equal to the difference between the Price paid by Distributor, net of any prior adjustments granted by Xilinx, and the newly increased Price for the Product multiplied by the quantity of such Product in Distributor’s inventory and in transit to Distributor on the effective date of the increase or (ii) except as otherwise provided in Section 14.3 below, return all or a portion of the applicable inventory of Product to Xilinx, and any portion not returned shall be treated as provided in clause (i) herein.

6.4
Distributor shall submit to Xilinx, within thirty (30) days after the effective date of a Price change, a Product inventory report as of the effective date of such Price change and the net dollar value of the Price adjustment. Xilinx shall be deemed to have verified the Product inventory report and the net dollar value of the adjustment unless Xilinx contests the same in writing within thirty (30) days after receiving such report. Uncontested claims for Price adjustments shall be applied to Distributor’s account as of the effective date of such Price change.

6.5	All Products shipped to Distributor will be invoiced at the Price in effect at the time of shipment.

6.6	All monetary transactions between Distributor and Xilinx will be denominated in US Dollars.

7.	ORDERS

7.1
All purchases of Products by Distributor (or any of its Subsidiaries) pursuant to this Agreement shall be made by issuance of Purchase Orders and shall be subject to the terms and conditions of this Agreement.

7.2
Purchase Orders shall state the following categories of information: unit quantities, unit descriptions, applicable Prices, requested ship dates and shipping instructions, and such additional categories of information as mutually agreed upon. All other terms and conditions provided on, in, or with a Purchase Order or any other documentation related to a Purchase Order that are in addition to, vary from, or conflict with the terms and conditions of this Agreement shall be deemed null and void.

7.3
Distributor shall use commercially reasonable efforts to provide firm quantity and shipment releases consistent with then-current lead times at Xilinx for Products ordered. All Purchase Orders are subject to acceptance by Xilinx, and Xilinx reserves the right to refuse any order or requirements of Distributor.

7.4
Xilinx will make reasonable commercial efforts to provide to Distributor (via EDI, email, facsimile or otherwise as may be reasonably requested by Distributor and supported by Xilinx) within one (1) business day of receipt, a written acknowledgment of each Purchase Order accepted by Xilinx including the Original Factory Date.

7.5
All Purchase Orders submitted by Distributor and accepted by Xilinx are firm commitments by Distributor to buy Products. Distributor will notify Xilinx in writing in a timely manner of its desire to change or cancel any Purchase Order. Except for items that are NCNR, Distributor may change or cancel orders or reschedule shipment dates for any Products ordered, provided that Distributor notifies Xilinx more than thirty (30) days prior to the Current Factory Date. [***] If a request to change or cancel an NCNR order is accepted by Xilinx, Xilinx may, as a condition to such acceptance, require Distributor to compensate Xilinx for any costs incurred by Xilinx as a result of the change or cancellation.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

8.	SOFTWARE

No right or license to reproduce or distribute Software, nor to grant sublicenses thereto, is granted hereunder. Distributor may quote and collect license fees for Software at the Price, but shall inform and instruct all customers to contact Xilinx to obtain a copy of and to sign, execute or otherwise accept the relevant licensing agreement(s) for such Software and to obtain copies of such Software. Distributor’s payment obligations to Xilinx under this Agreement apply equally to Software for which Distributor has quoted and collected license fees as if Software was a Product hereunder.

9.	SHIPMENT

9.1	Except where otherwise agreed in writing by Xilinx, shipping terms shall be one or the other of the following options as determined in the Guidelines:

9.1.1
FCA (Xilinx Designated Location) (INCOTERMS 2010), but Distributor shall pay all applicable freight, insurance, duties, and import charges for delivery of the Product from the Xilinx Designated Location to the location specified by Distributor. Distributor shall have the right to designate the common carrier to which Xilinx shall tender the Product at the Xilinx Designated Location, and, in absence of such specification by Distributor, Xilinx shall select the carrier in its reasonable discretion.

9.1.2
CPT (Mutually Agreed Named Placed of Destination) (INCOTERMS 2010), but Distributor shall be responsible for all insurance, duties and import charges for delivery of the Product from the Xilinx Designated Location to the location specified by Distributor. For US final destinations, the Xilinx Designated Location shall be within the US, and Distributor shall not have the right to designate the common carrier to which Xilinx shall tender the Product at the Xilinx Designated Location.

9.2
Title and risk of loss shall pass to Distributor immediately upon tender of the Product to the freight forwarder or carrier at the Xilinx Designated Location for FCA (INCOTERMS 2010), or at the mutually agreed named placed of destination for CPT (INCOTERMS 2010), as the case may be.

9.3
Xilinx will use commercially reasonable efforts to ship all Products by the Original Factory Date. In the event of a material delay from the Original Factory Date, Xilinx will use commercially reasonable efforts to inform Distributor five (5) business days in advance of Original Factory Date (via EDI, email, facsimile or otherwise as may be reasonably requested by Distributor and supported by Xilinx).

9.4
If Distributor requests delivery for a given Purchase Order prior to the Current Factory Date, and if Xilinx is able to accommodate Distributor’s request, then Xilinx will communicate such ability to Distributor along with any applicable expedite fees determined at Xilinx’ discretion, and if Distributor decides to have Xilinx proceed to expedite the delivery, then such applicable expedite fees shall be invoiced and paid per Section 10 (Payment).

9.5
Distributor will use reasonable efforts to promptly inspect Products for visible damage upon delivery, and for conformity with the terms of the Purchase Order (i.e. quantity and part number). If Distributor discovers the Products to be nonconforming to the terms of the Purchase Order, then Distributor will inform Xilinx within twenty (20) days of receipt of shipment. If Products are damaged in shipment, Distributor will contact its freight forwarder regarding Distributor’s claim for damages. Distributor will cooperate with Xilinx regarding the disposition of any Products damaged by shipment.

10.	PAYMENT

10.1
Distributor shall pay all Xilinx invoices issued in connection with this Agreement net [***] days from date of invoice; provided, however, Xilinx reserves the right to require different payment terms based on credit reviews of

10.2
Distributor from time to time, including, but not limited to, the execution of a security agreement as deemed appropriate by Xilinx.Distributor shall notify Xilinx in writing if it disputes any invoice or adjustment within ten (10) days of the date thereof and provide Xilinx with a detailed accounting of its basis for disputing such

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

invoice or adjustment. The parties shall use reasonable efforts to resolve the dispute within forty-five (45) days after notification to Xilinx thereof. Distributor agrees to pay all of Xilinx’s costs of collection, including costs of litigation and reasonable attorneys’ fees.

10.3
At request of Xilinx, Distributor shall execute a security agreement and such other documents as may be necessary or appropriate to perfect a security interest in favor of Xilinx for any delivery of Product on a credit basis.

11.	TAXES

11.1
Prices are exclusive of all federal, state, municipal or other government, excise, use, occupational, sales, goods and services, value added or like taxes or duties now in force or enacted in the future (other than taxes levied on the net income of Xilinx) that Xilinx may be required to collect or pay upon sale or shipment of the Products or upon shipment of or granting of a license to Software (collectively, “Taxes”).

11.2
Distributor agrees to pay all Taxes unless Distributor is exempt therefrom. If Distributor claims that it is exempt from Taxes, Distributor will provide Xilinx with an exemption resale certificate or other appropriate evidence to show that it is exempt from the relevant Taxes. In the event Xilinx is required to pay any Taxes at the time of sale or thereafter, Distributor agrees to reimburse Xilinx therefor.

11.3
If Distributor is required under local law to apply a withholding tax, Distributor shall notify Xilinx in advance and assist in taking all reasonable steps to minimize its impact. For any taxes withheld, Distributor shall provide Xilinx with an official receipt from the appropriate tax authorities within sixty (60) days of payment.

12.	AUDITS

12.1
Except as provided in Section 24.3, all records prepared by or for Distributor in connection with this Agreement shall be preserved for a minimum of three (3) years from generation, or such longer periods as Xilinx may specify in writing. Such obligation to maintain, make available and preserve records shall survive the termination of this Agreement.

12.2
Annually, or in the event of a material audit failure as frequently as necessary, and based on ten (10) days working notice, Xilinx shall have the right, at its sole expense, except as otherwise provided herein, by itself and through representatives reasonably acceptable to Distributor, to examine and to audit: (i) all records and accounts containing transaction data for Products, Software and related marketing programs at Distributor; (ii) Distributor’s systems, processes and internal controls; (iii) Distributor’s inventory tracking and management systems; and (iv) Distributor’s legal compliance efforts and related processes applicable and related to Sections 24, 25 and 27.3. Upon request, Distributor shall require its Subsidiaries and Sub-Distributors to submit to an examination and audit under this Section 12.2. In the event a Subsidiary or Sub-Distributor fails to cooperate, Distributor shall make reasonable commercial efforts to itself perform the examination and audit in accordance with instructions provided by Xilinx and report to Xilinx all results, and shall hold Xilinx harmless with regard to Distributor’s obligations of confidentiality to such Subsidiary or Sub-Distributor.

12.3
If this Agreement is terminated for cause based on Distributor’s default discovered as a consequence of an audit, Distributor shall pay for the reasonable costs of such audit. The right of Xilinx to audit shall survive the termination of this Agreement.

13.	STOCK ROTATION

13.1
Except as otherwise specified in this Article 13, and subject to Xilinx approval, Xilinx will accept one (1) stock rotation return of a quantity of Products for credit during the first month of each Xilinx fiscal quarter (January, April, July and October), freight payable by Distributor and risk of carriage borne by Distributor, provided that: (1) the total dollar value of the credit shall not exceed [***] percent of the dollars invoiced by Xilinx to Distributor (or such percentage identified in the Guidelines, if different), net of any adjustment, during the subject three-month period as mutually agreed by the parties; (2) the Products to be returned have been in Distributor’s inventory at least ninety (90) days; (3) Distributor does not have a current backlog of orders for such Products for delivery in any part of the Territory; (4) the Product has not otherwise been designated as NCNR; (5) the Product is in its Xilinx original sealed bag (“Original

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Condition”); and (6) the Product has not been out of Distributor’s possession or control since receipt from Xilinx. Such returns shall be made in one shipment and within 30 days after the applicable quarter end. Once per year, in a quarter designated by Xilinx, Distributor may return Product that is not in its Original Condition but otherwise meets the conditions of (1)-(4) and (6) of this Section 13.1. If Distributor does not return Product within any of the above mentioned periods, the return for that period will be forfeited.

13.2
The credit to be issued in respect of each such Product returned shall be issued by Xilinx within thirty (30) calendar days after receipt of such Product by Xilinx and shall be issued in the amount of the actual Price charged net of any prior adjustments granted by Xilinx to Distributor for such Product. All Products returned in accordance with this provision must be in Original Condition (except only as indicated in Section 13.1 above) and packaged for returned pursuant to then-current specifications at Xilinx.

13.3
Once per quarter, Distributor may scrap particular Product, such as small quantity returns not requiring a RMA or Products with bent leads, with an aggregate Price no greater than [***] percent [***] of the dollars invoiced by Xilinx to Distributor (or such percentage identified in the Guidelines, if different) per such three months. Distributor shall not include as “scrap” any Product that is designated as NCNR and must provide a certificate of destruction for all scrapped Product.

14.	PRODUCT CHANGES AND DISCONTINUATION

14.1
Xilinx will use reasonable efforts to abide by JEDEC JESD46-C and notify Distributor at least ninety (90) calendar days in advance for any Products that have a change (“PCN”) to the Form, Fit, or Function of the Products or impacts the reliability of the Products. As used herein, the terms “Form,” “Fit” and “Function” will have the meanings ascribed to them in JEDEC JESD46-C.

14.2
Xilinx will use reasonable efforts to abide by JEDEC JESD48-B with respect to product discontinuance by semiconductor suppliers, and provide notice of the discontinuance of Products (“PDN”) to Distributor allowing a minimum of six (6) months from the date of notice to place Purchase Orders, and up to twelve (12) months from the date of notice for final shipment of such Products.

14.3
For Products subject to PDN, Distributor may return such Products within thirty (30) days after the last time buy (“LTB”) date, and shall receive full credit for all such Products so returned. Any such credit shall be in the amount of the Price paid by Distributor for the discontinued Products net of any prior adjustments. All freight charges shall be paid by Distributor and Distributor shall package Product in accordance with the then-current Xilinx specification. Any Product held by Distributor thirty (30) or more days after the LTB date cannot be returned to Xilinx for any reason except under a bona fide warranty claim, and Distributor will transfer such inventory to a non-Xilinx product code and remove from all Xilinx reporting within fifteen (15) months after the last time ship (“LTS”) date.

15.	WARRANTIES, DISCLAIMERS AND PASS-THROUGH PROVISIONS

15.1
Distributor and Xilinx each represents and warrants to the other that (i) it has the full power to enter into this Agreement and to perform its obligations under this Agreement, and (ii) its compliance with the terms and conditions of this Agreement will not violate any agreements it has with any third party.

15.2
Engineering Samples are made available solely for purposes of research, development and prototyping. Article 14 (Product Changes and Discontinuance) and any other provision of this Agreement not applicable in nature to Engineering Samples are hereby deemed null and void with respect to Engineering Samples. Distributor agrees not to promote the use of Engineering Samples for production purposes.

15.3
THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE. XILINX DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY WARRANTY THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.

15.4	Software is warranted, if at all, only by Xilinx in its license agreement with the end customer.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

15.5
For the Warranty Period, Xilinx warrants to Distributor the Products in accordance with its standard warranty as offered by Xilinx as a seller under the Terms of Sale located at http://www.xilinx.com/legal.htm#tos (“Xilinx Terms of Sale”). From time to time Xilinx may revise the Xilinx Terms of Sale at its sole and absolute discretion, and Xilinx shall give advance written notice promptly to Distributor of such revisions by e-mail communication to Avnet’s Vice President, Global Contracts and at http://www.xilinx.com/legal.htm#tos. Distributor shall, and shall require Subsidiaries to, no later than ten (10) days after such notice, ensure that all quotations and offers subsequently communicated and all contracts subsequently formed for the sale of Products by Distributor (and by Subsidiaries and Sub-Distributors) after such date reflect all such revisions. Xilinx authorizes Distributor to pass through this warranty to any of Distributor’s customers only as offered for the Warranty Period and under the Xilinx Terms of Sale, subject to the exclusions to and limits of liability, and the limits and exclusions to the warranty, defined in the Xilinx Terms of Sale.

15.6
Distributor understands and agrees that Distributor is not an agent of Xilinx and has no right, power or authority to create warranties, contracts, obligations or liability by, for or on behalf of Xilinx, except for the pass-through warranty as described in Section 15.5 above or as may be agreed to by Xilinx as set forth in Exhibit F. Subject to the terms and conditions of this Agreement, Distributor shall, at its own cost and expense, indemnify, defend and hold harmless Xilinx from and against any claims, damages, losses, costs and liabilities to the extent caused by Distributor, any Distributor Subsidiary or Sub-Distributor (subject to the liability limit stated in Section 4.12) (i) providing any warranty or infringement indemnification or remedy to any other person or entity except solely as provided by Xilinx as a seller under the Xilinx Terms of Sale, or (ii) failing to limit or exclude liability or to disclaim implied warranties, to the extent that Xilinx has done so as a seller under the Xilinx Terms of Sale. Notwithstanding the foregoing, Distributor may offer to Distributor’s customers its own warranties or infringement indemnification without invalidating any provisions of this Agreement, and any liability associated with such offerings shall be satisfied at Distributor’s sole expense.

16.	RMA

Any Product returned to Xilinx as non-conforming must be covered by an RMA. Once an RMA is received, Product may be shipped to Xilinx either by Distributor or directly by a customer pursuant to the then-current RMA policy at Xilinx. Returned Product shall be packaged in accordance with then-current specifications determined by Xilinx. Distributor shall provide to Xilinx all reasonably requested support to assist in identifying the root cause including without limitation remounting Products to aid in issue identification.

17.	INTELLECTUAL PROPERTY INDEMNIFICATION

17.1
Subject to the terms and conditions of this Agreement, Xilinx agrees to defend, indemnify and hold Distributor, its successors and permitted assigns (per Section 27.2) (each an “Indemnified Party”) harmless against third-party claims, suits, or proceedings before a court of competent jurisdiction alleging that Distributor’s sale and distribution (to the extent authorized under this Agreement) of Products, as shipped by Xilinx to Distributor, infringes upon any valid patent, mask work or copyright, or that Xilinx has misappropriated or unlawfully disclosed trade secrets of a third party in connection with the design or production of Products (collectively “Claims”), from all loss, damages, and for such other costs and expenses as approved by Xilinx, which approval shall not be unreasonably withheld, (including reasonable attorney’s fees and costs of establishing rights to indemnification) which may be incurred by an Indemnified Party, provided that the Indemnified Party (i) gives Xilinx notice in writing of the Claim as soon as reasonably practicable after learning of the assertion of the Claim (whether or not litigation or other proceeding has been filed or served); (ii) permits Xilinx to have sole control over the defense or settlement of the Claim; (iii) gives Xilinx all necessary information, assistance and authority required; and (iv) makes no admission of liability without the permission of Xilinx.

17.2
Xilinx will not be liable for any costs or expenses incurred without its prior written authorization, and will have no obligation or liability for any Claim arising out of: (i) modifications to Products made by anyone other than Xilinx or modifications made by Xilinx at the request of Distributor; (ii) the use or incorporation of any technology, design or specification supplied to Xilinx by or on behalf of Distributor in the design or manufacturing of any Products; (iii) the combination of Products, or of features, functions or elements of Products, with any other circuitry, software, device, subassembly, system, material, component, method or

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

process; or (iv) a claim or counterclaim against Distributor in connection with claims initiated by Distributor or by anyone acting on behalf of or in concert with Distributor against a third party.

17.3
If, as a result of a Claim, Distributor is enjoined from selling Products, Xilinx may, at its sole discretion: (i) secure for Distributor the right to sell Products, or (ii) replace or modify such Product with functionally compatible non-infringing product; or if neither of such alternatives is, in Xilinx’s opinion, commercially reasonable, then (iii) refund to Distributor the price paid for such Product if returned to Xilinx and terminate this Agreement as it applies to such Product, effective upon written notice to Distributor, without further obligation under this Agreement with respect to such Product.

17.4
THE FOREGOING STATES THE ENTIRE LIABILITY OF XILINX AND THE SOLE AND EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO CLAIMS RELATING TO THE PRODUCTS. EXCEPT AS EXPRESSLY STATED HEREIN, ALL WARRANTIES AND CONDITIONS AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, STATUTORY, EXPRESS, OR IMPLIED, ARE HEREBY DISCLAIMED.

18.	GENERAL INDEMNIFICATION

18.1
Xilinx and Distributor (each an “Indemnitor”) agree to indemnify and hold the other (each an “Indemnitee”) harmless from and against any and all claims, damages and liabilities resulting directly from any breach by it, or by an of its employees or agents, of any of its warranties in this Agreement, or from any negligent or willful act or omission of any of its employees or agents. Xilinx agrees to indemnify and hold Distributor harmless from any and all liabilities and losses, damages resulting from any claim of Distributor’s customers or any other third party, including employees of Distributor or Xilinx, for death, personal injury or damage to tangible physical property asserted by any person or entity arising out of the Products or the use or operation thereof to the extent caused by the Products as delivered by Xilinx. Such indemnification shall include the payment of all reasonable attorneys’ fees and other direct costs incurred by Indemnitee in defending such claims, including the cost of establishing rights to indemnification. In the event of any such claim, damages or liabilities being incurred, Indemnitee agrees that Indemnitor shall have sole control of any action, proceedings or settlement negotiations which may arise from any such claim, damages or liabilities, provided that prompt notice is given to Indemnitor, and that Indemnitor is not liable for any costs or expenses incurred without its prior authorization.

18.2
Each Indemnitor shall indemnify, defend and hold the other party, its officers, directors, employees and agents (collectively, the “Indemnitees”) harmless from and against any and all claims, proceedings, liabilities, damages, costs and expenses (including, but not limited to, attorneys’ fees, costs and disbursements) (collectively, “Damages”) arising out of or related to breach by the Indemnitor, its Subsidiaries or any partners, agents, contractors or employees thereof, of the obligations stated in Article 24, Article 25, or Section 27.3.

19.	LIMITATION OF LIABILITY

19.1     TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW:

(1)
EXCEPT FOR THE LIABILITY OF EITHER PARTY AS STATED IN SECTION 15.6, ARTICLE 17 (INTELLECTUAL PROPERTY INDEMNIFICATION), ARTICLE 18 (GENERAL INDEMNIFICATION) OR ARTICLE 20 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS, LOSS OF DATA, LOST PROFITS, GOODWILL, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES ARISING UNDER, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR SALE OF THE PRODUCTS, IN WHOLE OR IN PART, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY;

(2)
WITHOUT PREJUDICE TO SECTION 19.1(1) AND EXCEPT FOR THE LIABILITY OF XILINX AS STATED IN SECTION 15.6, ARTICLE 17 (INTELLECTUAL PROPERTY INDEMNIFICATION), ARTICLE 18 (GENERAL INDEMNIFICATION) OR ARTICLE 20 (CONFIDENTIALITY), IN NO EVENT WILL THE ENTIRE LIABILITY OF XILINX ARISING UNDER, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT, EXCEED [***] DOLLARS (US [***]);

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

(3)	THESE LIMITATIONS AND EXCLUSIONS WILL APPLY EVEN IF SUCH LOSS WAS REASONABLY FORESEEABLE OR IF XILINX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND

(4)	THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES HEREIN.

19.2	THE PARTIES AGREE THAT THIS ARTICLE 19 (LIMITATION OF LIABILITY) REPRESENTS A REASONABLE ALLOCATION OF RISK.

20.	CONFIDENTIALITY

20.1
“Confidential Information” means any information disclosed by or on behalf of one party or its Subsidiaries (“Discloser”) to the other party or its Subsidiaries (“Recipient”), including, but not limited to, (i) all nonpublic technical information and materials of Discloser relating to the design, development, manufacture, operation, specifications, use and service of Products, Software and services offered by Discloser; (ii) all nonpublic business information and materials of Discloser, including, but not limited to, business plans, information regarding current and prospective customers, product roadmaps, marketing and product strategies and other information, product cost information, and the like; (iii) all nonpublic corporate information and materials of Discloser, including employee information, corporate financial information, information regarding corporate entities and offices and the like that is confidential and of value to Discloser; (iv) all terms and conditions contained in this Agreement, other than as may be made public by Discloser; and (v) any other nonpublic information or materials that are provided or described under circumstances by which Recipient should reasonably understand such information is to be treated as confidential and all of which is marked as “Confidential Information.” Confidential Information that is disclosed orally or visually shall be confirmed as confidential or proprietary in writing within ten (10) days after such disclosure. As between Xilinx and Distributor, "Confidential Information" of Xilinx also includes all business, financial or technical data or information relating to current and prospective customers of Xilinx made available by either party to the other party, or by any such current or prospective customer directly to Distributor, in connection with either party's performance of this Agreement, including, without limitation, data or information concerning a current or prospective customer's products, technologies, specifications, requirements, plans, roadmaps, strategies, research and development, procurement practices or policies, or contact information for key personnel.

20.2	Recipient may use the Discloser’s Confidential Information only for the sole purpose of carrying out Recipient’s rights and obligations under this Agreement (the "Purpose").

20.3
Recipient agrees, for a period of five (5) years from the date of disclosure, not to: (i) use Discloser’s Confidential Information for any reason, other than for the Purpose; and (ii) except as expressly set forth in Section 20.4 below, disclose Discloser’s Confidential Information to any third party except its employees that (a) have a legitimate "need to know" for furtherance of the Purpose, and (b) are subject to confidentiality obligations no less restrictive than those set forth herein. Recipient will exercise the same degree of care in protecting Confidential Information that it uses for its own confidential information of a similar nature, but in no event less than reasonable care. Recipient will be liable for any failure of its employees to abide by the terms of this Agreement as if such failure was a failure of the Recipient.

20.4
In the course of performing under this Agreement, it may become necessary for actual or prospective customers of Distributor or Distributor’s Subsidiaries (collectively, “Authorized Recipients”), to receive Xilinx Confidential Information. The specific Confidential Information that is eligible for disclosure to Authorized Recipients under this Section 20.4 consists exclusively of the information, materials and data that are made available to Distributor through Xilinx's "Distributor Sales" and "Distributor FAE" portals on the SouRCe ("Xilinx Customer Materials"). Prior to disclosing Xilinx Customer Materials to Authorized Recipients, the Distributor or Distributor Subsidiary as applicable (“Authorized Discloser”) will ensure that at least one of the following conditions has been satisfied: (i) Authorized Discloser has inquired of Xilinx in writing (which may be an email) whether, and Xilinx has confirmed to Authorized Discloser in writing (which may be an email) that, Xilinx and the subject Authorized Recipient are parties to a non-disclosure agreement that in the sole discretion of Xilinx sufficiently protects the confidentiality of the Xilinx Customer Materials; or (ii) Authorized Discloser and the subject Authorized Recipient are parties to a non-disclosure agreement that contains obligations of confidentiality no less restrictive than the terms and conditions of this

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Article 20. Distributor acknowledges that (a) failure to satisfy at least one of the foregoing requirements prior to disclosure of Xilinx Customer Materials to Authorized Recipient will constitute an unauthorized disclosure by Distributor in breach of this Agreement; and (b) disclosure of Xilinx Confidential Information not consisting of Xilinx Customer Materials will be deemed a default of this Agreement by Distributor that is incapable of a remedy.

20.5
The obligations of confidentiality under this Agreement will not apply to information that: (a) is already known to the Recipient at the time of disclosure without obligation of confidentiality; (b) is or becomes publicly known through no wrongful act or omission of the Recipient; (c) is rightfully received by Recipient from a third party without obligation of confidentiality; (d) is approved for public release by written authorization of Discloser; or (e) was developed by Recipient independently and without the use or benefit of the Discloser's Confidential Information. A disclosure of Confidential Information that is required to be made by a Recipient pursuant to any order of a court, administrative agency, or any other governmental agency will not be deemed a breach of this Agreement, provided that Recipient will promptly notify Discloser in writing of such order and cooperate with Discloser to contest disclosure, seek an appropriate protective order, and/or narrow the scope of such order to only that portion of the Confidential Information which is necessary.

20.6
All Confidential Information, customer records and information, Marks, patents, copyrights, designs, drawings, formulas or other data, photographs, demonstration units and materials, literature, and sales aids of every kind will remain the sole and exclusive property of the applicable Discloser or owner. No right or license relating to Confidential Information is granted or conveyed hereby by Discloser except as set forth in Section 20.2. Recipient shall not de-compile, disassemble, reverse engineer or use any other process to gain access to the underlying design information or source code of any object or executable code, encrypted or other obfuscated information, prototype, sample or tangible object that may be disclosed hereunder.

20.7
Any demonstration unit of the Products provided by or on behalf of Xilinx to Distributor including, without limitation, all boards, beta software, commercial software and device samples, will remain the property of Xilinx. Distributor will have full responsibility for keeping each such demonstration unit in proper operating condition for the duration that such units are in its possession. Distributor will return each demonstration unit in good condition to Xilinx or its authorized designee within fifteen (15) days of a written request from Xilinx, or upon expiration or termination of this Agreement.

20.8
All Confidential Information is provided on an "as is" and "with all faults" basis and in no event will Discloser be liable for any loss or damage arising directly or indirectly out of the inaccuracy of its disclosed information.

20.9
Each Party agrees that full disclosure of this Agreement may be made by a Party if reasonably required pursuant to applicable securities laws or regulations, or in response to a lawful request of U.S. or other governmental authorities.

20.10
No termination of the Agreement will affect either Party's rights or obligations with respect to Confidential Information disclosed prior to termination, which will survive such termination as provided herein. Recipient will promptly return to Discloser all documents, presentations, and other tangible items of Confidential Information furnished by Discloser and all copies and portions thereof in any form within fifteen (15) days of a written request from Discloser, or upon expiration or termination of this Agreement or, if requested, destroy same and certify compliance in writing.

20.11
Recipient agrees that any breach or threatened breach of this Article 20 may cause harm to the Discloser for which money damages may not provide an adequate remedy. Recipient agrees that in the event of such a breach or threatened breach of this Article 20, in addition to any other available remedies, Discloser may seek temporary and permanent injunctive relief restraining the Recipient from disclosing or using Discloser’s Confidential Information.

21.	XILINX DATA SYSTEMS; PRIVACY

21.1
Xilinx may, subject to the terms of this Agreement, allow Distributor access to certain presently-existing and future-adopted proprietary data systems and means for use, in whole or in part, to facilitate the exchange of

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

information between Xilinx and Distributor in connection with this Agreement, including, without limitation, COMPASS, the SouRCe and SharePoint sites (collectively the "Data Systems"). Distributor acknowledges and agrees that all information contained in Data Systems, whether initially deposited therein by Xilinx or by Distributor, will be deemed and treated, as between Xilinx and Distributor, as Xilinx’s Confidential Information pursuant to Article 20 above.

21.2
The security model for the Data Systems relies upon each participant's accurate and timely maintenance of its access lists with Xilinx. As a condition of gaining access to the Data Systems, Distributor agrees to: (i) properly maintain its employee access lists with Xilinx (e.g., notify Xilinx when an employee's access status should be changed, such as an increase, decrease, or cancellation of access); (ii) comply with all reasonable security procedures instituted by Xilinx; and (iii) promptly notify Xilinx if Distributor becomes aware of perceived security problems with the Data Systems. Distributor acknowledges that security relies in part on the infrastructure and application. Xilinx makes no representations that the Data Systems cannot, or will not, be compromised. Distributor hereby agrees that, provided Xilinx uniformly applies its security standards to all users of the Data Systems, Xilinx will have no liability in the event there is any compromise of the security of the Data Systems, and Distributor hereby agrees to release and hold Xilinx harmless in such event.

21.3
In the event Distributor obtains access to data to which access has not been authorized by Xilinx, Distributor agrees that (i) it will not make any use of such data; and (ii) it will promptly notify Xilinx of the problem and provide such assistance as Xilinx reasonably requests.

21.4
Distributor shall comply with Xilinx’ privacy and information security requirements, in addition to applicable laws and regulations, with respect to the collection, storage, processing, transmittal, and/or sharing of Personal Information. As used herein, “Personal Information” means any information related to any identified or identifiable natural or legal person, such as Xilinx’ employees, customers, subcontractors, partners or any other third party, and any other additional data deemed as personal data under applicable personal data protection laws, which information is provided to Distributor for processing on behalf of Xilinx pursuant to this Agreement.

21.5
Distributor may use Personal Information only to perform its obligations under this Agreement and may disclose such information only to its employees having a need to know for the performance of these obligations. Where Distributor is authorized by Xilinx to subcontract any services involving the collection, use, storage, transfer or processing of Personal Information, Distributor will agree with its subcontractors to protect and process the Personal Information under terms no less restrictive than those contained in this Agreement. Xilinx reserves the right, at its sole option, to enter into additional confidentiality agreements directly with such subcontractors to ensure adequate protection of Personal Information and to comply with applicable laws.

21.6
Distributor shall immediately notify Xilinx by telephone and follow up in writing if it becomes aware of any actual, suspected or alleged unauthorized use of, disclosure of, or access to Personal Information by itself or others, including notification of loss or suspected loss of data whether or not such data has been encrypted. Distributor will cooperate with Xilinx in the manner reasonably requested by Xilinx and in accordance with law, including but not limited to: conducting the investigation; cooperating with authorities; notifying affected persons, credit bureaus, other persons or entities deemed appropriate by Xilinx; and/or issuing press releases.

22.	INSURANCE

22.1
Distributor shall, at its own expense, at all times during the Term of this Agreement and after its termination, provide and maintain in effect those insurance policies and minimum limits of coverage as designated below together with any other insurance required by law in any jurisdiction where Distributor sells the Products under this Agreement. Such policies shall be issued by insurance companies authorized to do business in the jurisdiction where Distributor’s obligations are to be performed and are reasonably acceptable to Xilinx. In no way do these minimum requirements limit the liability assumed elsewhere in this Agreement.

22.2
Distributor shall provide workers' compensation insurance as required by any applicable law or regulation and, in accordance with the provisions of the laws of the nation, state, territory or province having

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

jurisdiction over Distributor’s employees. If any such applicable jurisdiction has a social scheme to provide insurance or benefits to injured workers, Distributor must be in full compliance with all laws thereof. Distributor must provide employer’s liability insurance in amounts not less than the local currency equivalent of One Million Dollars (US $1,000,000).

22.3
Distributor shall carry public liability or commercial general liability insurance covering all operations of Distributor arising out of or connected with this Agreement with limits of not less than Ten Million Dollars (US $10,000,000) per occurrence. Such insurance shall also provide, by endorsement or otherwise, for contractual liability and cross liability and provide a Vendors Broad Form Additional Insured Endorsement. If “claims made” policies are provided, Distributor shall maintain such policies for at least one year after the expiration of this Agreement.

22.4
Distributor shall carry comprehensive business automobile liability insurance, including bodily injury and property damage for all vehicles used in the performance of Distributor’s obligations under this Agreement, including but not limited to all owned, hired (or rented) and non-owned vehicles. The limits of liability shall not be less than the local currency equivalent of One Million Dollars (US $1,000,000) combined single limit for each incident, or whatever is required by local law or statute, whichever is higher. If injury to third-party passengers of such vehicles is not covered by the above insurance, then Distributor shall also maintain separate insurance to cover injury to such passengers.

22.5
Distributor agrees to provide Xilinx with Certificates of Insurance, and shall name Xilinx as an additional insured on any and all general liability insurance policies it may have in effect from time to time, or shall ensure that such policies contain a broad-form additional insured endorsement.

23.	TRADEMARKS

23.1
During the term of this Agreement, Distributor is authorized to use Xilinx trademarks, trade names and logos (collectively, the “Marks”) in the Territory on a non-exclusive basis solely in connection with Distributor’s sale, advertisement and promotion of Products and Software in the Territory, provided Distributor follows the instructions of Xilinx for the use thereof as set forth in Exhibit E, as amended from time to time to reflect changes in status of the Marks or to add or delete Marks. Distributor will not alter or remove the Marks from any Products. Distributor will cease to use any of such Marks within thirty (30) days following the effective date of termination of this Agreement. Distributor will promptly notify Xilinx in writing of any possible infringement of the Marks or of any claim or allegation that the Marks infringe the rights of any third party, and Xilinx will have exclusive control over, and conduct of, all claims and proceedings. Xilinx will bear the cost of any proceedings and will be entitled to retain all sums recovered in any action for its own account. Distributor will provide Xilinx with all assistance that Xilinx may reasonably require in the conduct of any claims or proceedings.

23.2
Apart from the Marks, no other trademark or logo may be affixed to, or used in connection with, the Products except that, Distributor may use its trade name on packaging, advertising and promotional materials for the Products.

23.3
Distributor acknowledges that Xilinx is the owner of the Marks, and all rights not expressly granted to Distributor in this Agreement are reserved by Xilinx. Any goodwill derived from the use by Distributor of the Marks will inure to the benefit of Xilinx. If Distributor acquires any rights in the Marks, by operation of law, or otherwise, such rights will be deemed and are hereby irrevocably assigned to Xilinx without further action by any of the parties. Distributor agrees not to dispute or challenge, or assist any person in disputing or challenging, Xilinx's rights in and to the Marks or the validity of the Marks. Nothing herein will grant Distributor any right, title or interest in the Xilinx Marks.

23.4
Distributor agrees that it will not, during the Term or thereafter, directly or indirectly: (i) do, omit to do, or permit to be done, any act which will or may dilute the Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Marks or Xilinx or which will or may invalidate or jeopardize any registration of the Marks; (ii) apply for, or obtain, or assist any person in applying for or obtaining any trademark registration or domain name of, or based on, the Marks, or any trademark, service mark or trade name confusingly similar to the Marks; or (iii) grant or attempt to grant a security interest in the Marks or record any such security interest against any application or registration regarding the Marks in the United States Patent and Trademark Office or elsewhere.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

23.5
Distributor acknowledges that it is familiar with the high standards, quality, style and image of Xilinx and the Marks, and Distributor will, at all times, use the Marks in a manner which meets or exceeds such standards. Distributor will ensure that its advertising, marketing and promotion of the Products and Software in no way reduces or diminishes the reputation, image and prestige of the Marks or the Products and Software.

23.6	Distributor will promptly provide Xilinx with copies of all communications, relating to the Marks or the Products and Software, with any governmental, regulatory or industry authority.

24.	EXPORT/REEXPORT

24.1
Distributor shall be responsible for obtaining all applicable export and import consents and licenses in connection with the purchase and resale of the Products under this Agreement. The supply of Products and Software to Distributor is subject to Xilinx receiving any required export or reexport authorizations.

24.2
Distributor will not, without assuring compliance with U.S. and all applicable export laws and regulations administered by the U.S. government and/or local governmental authorities, that exist now or as amended, export or re-export (directly or indirectly), divert, or transship any item purchased from Xilinx and/or its subsidiaries, technical data, or a direct product thereof: (i) to any country subject to embargo or special export controls by the U.S. Department of the Treasury or other U.S. agency, (ii) to any country subject to national security controls, (iii) to any persons or entities identified on the U.S. Denied Person’s List, Entities List, Specially Designated Nationals List or other lists published by the U.S. Government, or (iv) for the design, development, production or use of prohibited items, or for any prohibited end uses, including terrorism support, nuclear activities, missile technologies, or chemical or biological weapons.

24.3	Distributor will maintain all required export transaction records for five (5) years from the date of export/reexport, and timely produce the same as required for compliance and audit purposes.

24.4	Distributor will use the most current Xilinx Product Matrix for product and technology classifications, available on The SouRCe website.

24.5	Distributor will attest to compliance with the foregoing by countersigning the Xilinx Export Assurance Statement on an annual basis, an example of which is attached hereto as Exhibit C.

25.	U.S. FOREIGN CORRUPT PRACTICES ACT WARRANTIES

25.1
Distributor warrants and represents that it is familiar with the U.S. Foreign Corrupt Practices Act (FCPA), applicable similar laws of other countries, and applicable local governing anti-corruption laws. Distributor represents that to the best of its knowledge, it, and each of its owners, directors, employees, and every other person working on its behalf has not and will not, in connection with the transactions contemplated by this Agreement or involving Xilinx, in order to (i) obtain or retain business or (ii) secure any improper advantage for Xilinx, offer, make or promise to make any payment, or transfer, offer or promise to transfer anything of value, directly or indirectly (including through any partner, agent, contractor, Sub-Distributor or other intermediary) to:

a)	any governmental official or employee (including employees of government owned and government controlled corporations and public international organizations);

b)	any political party, official of a political party, or candidate for public office;

c)	an intermediary for payment to any of the foregoing;

d)
any other person or entity in a corrupt or improper effort to obtain or retain the subject contract or any commercial advantage, such as a permit or license to do business, in connection with the subject contract; or

e)	any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws of the United States.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

25.2
Distributor warrants and represents that none of officers or directors are government officials or immediate family members of a government official. In the event that during the term of this Agreement there is a change in the information contained in this paragraph, Distributor agrees to make immediate disclosure to Xilinx, and in that case Xilinx may immediately terminate this Agreement by written notice.

25.3
Distributor further warrants and represents that, should it learn of or have reason to suspect any breach of the covenants in this Article 25, it will take appropriate remedial steps and promptly notify Xilinx.

25.4	At the request of Xilinx at any time, Distributor will certify in writing that it has no knowledge of any of the foregoing or similar activities in the form requested by Xilinx.

26.	TERM, TERMINATION AND SURVIVAL

26.1	This Agreement shall begin on the Effective Date and continue in force unless and until terminated pursuant to the terms hereof (the “Term”).

26.2
This Agreement may be terminated at any time, without cause, by either party upon giving the other party at least ninety (90) days prior written notice. Such termination shall be effective on the date stated in the said notice or, if none stated, ninety (90) days after the date of notice.

26.3	This Agreement may be terminated immediately for cause by either party in the event the other party:

26.3.1	becomes insolvent;

26.3.2	is unable to pay its debts as they fall due;

26.3.3	ceases to function as a going concern or to conduct its operations in the normal course of business;

26.3.4	assigns or transfers, either voluntarily or by operation of law, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other party;

26.3.5	sells, assigns, or transfers to a third-party an ownership interest of 30% or more of its business;

26.3.6
upon the filing of a petition by or against it under any applicable bankruptcy or insolvency law, fails to tender to the other party a guarantee of its obligations under this Agreement by a person, firm or other entity having a net worth of at least 85% of its own net worth as of the commencement of this Agreement, such guarantee to be in a form satisfactory to the other party; or

26.3.7
fails to perform any of its obligations under this Agreement, including all Exhibits and the Guidelines, so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice thereof.

26.4
In the event Xilinx terminates for its convenience or for any reason other than those listed in Section 26.3, or Distributor terminates, Xilinx shall repurchase, at Distributor’s election, any or all unsold Products in Distributor’s inventory or in transit to Distributor on the effective date of termination, along with any or all technical and promotional material designed to promote the sale of the Products. Within ten (10) days of receipt of notice of termination, Distributor shall advise Xilinx of the inventory it expects to have on hand as of the effective date of termination and identify what part of such inventory Distributor intends to return. Any and all Product that Distributor elects to retain shall be deemed NCNR. The repurchase price for such unsold Products and other material shall be the actual Price paid by Distributor less any prior credits or adjustments. All freight charges associated with such repurchase of Products under this Section 26.4 shall be paid by Distributor (unless Xilinx terminates for its convenience or Distributor terminates for cause, in which case Xilinx shall pay such freight charges) and all Product must be in Original Condition and returned in original cartons or the equivalent.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

26.5
After any termination of this Agreement Xilinx agrees to sell to Distributor any Products which Distributor is contractually obligated to furnish to a customer and which Distributor does not have in its inventory, provided that Distributor orders such Products within ten (10) days after the effective date of termination. Any Product sold to Distributor under this Section 26.5 is NCNR. Additionally, Distributor agrees to provide Xilinx with point of sale information on all post-termination customer transactions.

26.6
In the event this Agreement is terminated for any reason with outstanding credits existing in favor of Distributor, Xilinx shall, upon receipt of proper invoice evidencing the same, promptly refund cash to Distributor in the amount of the outstanding credits.

26.7
In the event of a termination for any reason, Distributor agrees to cooperate with Xilinx in the transfer of customer data and all other things necessary to ensure a smooth transition and minimize any disruption in the supply of Products to the customer.

27.	GENERAL

27.1
Independent Contractors. It is understood and agreed that Xilinx and Distributor are independent contractors and each is engaged in the operation of its own business and neither will be considered the agent of the other for any purpose whatsoever. Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other or to bind the other.

27.2
No Assignment. This Agreement may not be assigned or transferred in whole or in part by either party without the prior written consent of the other which shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

27.3
Compliance. Each Party shall abide by, and have its Subsidiaries, partners, agents and contractors abide by, any and all applicable laws, regulations, ordinances, or statutes with respect to the performance of its obligations under this Agreement, including, but not limited to, those governing the use of insider information, export laws and regulations, antitrust laws, competition laws, environmental, health and safety laws, employment laws, child labor laws, laws prohibiting bribery or corruption, and any others that may apply in any jurisdictions in which Distributor sells Products, either directly or indirectly through such third parties. Should any of the requirements stated in this Agreement or the Guidelines be in violation of the law in any country or territory, the local law should always take precedence. In such case, however, the non-complying Party shall promptly notify the other Party of the inability to comply. Each party further agrees to hold harmless, and to indemnify the other Party, for any costs, expenses, or losses incurred as a result of breach of the foregoing. In addition, each party shall abide by its published respective Code of Conduct and have those employees and contractors assigned to work on Xilinx premises or those allowed access to Xilinx computer networks, read, acknowledge, and abide such Code.

27.4
Entire Agreement. This Agreement, including the Exhibits attached hereto and the Guidelines, constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, arrangements, understandings and agreements relating thereto, written or oral, between the parties (including any pre-contractual misrepresentations, or misstatements, other than those which may have been made fraudulently); however, that certain Guaranty Agreement between Distributor and Xilinx dated February 8, 2013 shall remain in place and effective according to its terms. No party has relied on any representation, statement, arrangement, understanding or agreement (whether written or oral) not expressly set out or referred to in this Agreement. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties, specifically stating that such amendments are made pursuant to this Section 27.4.

27.5
No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

27.6
Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

the remaining provisions hereof in that jurisdiction or affecting the validity or unenforceability of such provision in any other jurisdiction.

27.7
Survivorship. All rights and obligations under the following provisions of this Agreement shall survive and remain in effect beyond any expiration or termination hereof: Articles 1 (Definitions) and all defined terms, 10 (Payment), 11 (Taxes) and 12 (Audits), Sections 15.3, 15.4 and 15.6, Articles 16 (RMA), 17 (Intellectual Property Indemnification), 18 (General Indemnification), 19 (Limitation of Liability), 20 (Confidentiality), 21 (Xilinx Data Systems; Privacy), 22 (Insurance), Sections 23.3 and 23.4, Articles 24 (Export / Reexport, 25 (US Foreign Corrupt Practices Act Warranties), Sections 26.4, 26.5, 26.6 and 26.7, and Article 27 (General).

27.8
Force Majeure. Neither party shall be liable for failure to fulfill its obligations under this Agreement or any Purchase Order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of terrorism, war, acts or omissions of the other party, man-made or natural disasters, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

27.9
Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any Purchase Order, sales acknowledgement, confirmation, invoice, or any other document issued by either party effecting the purchase and/or sale of Products.

27.10
Notices. Any notice or other communication given or made under this Agreement shall be in writing and may be sent to the relevant party by pre-paid registered post or reputable over-night courier. Notice will be effective if addressed pursuant to this Section 27.10 notwithstanding any change of address if the party has failed to provide notice of such change. Unless the contrary is proved, each such notice or communication will be deemed to have been made if by post seven (7) days after posting, if by overnight courier three (3) days after dispatch. Notices shall be served to the parties as follows:

For Xilinx:
Xilinx, Inc.
Attn: General Counsel
2100 Logic Drive
San Jose, CA 95124

For Distributor:
Avnet, Inc.
Attn: General Counsel
2211 South 47th Street
Phoenix, AZ 85034

27.11	Headings. The headings of paragraphs, Sections and Articles herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

27.12
Governing Law and Jurisdiction. The parties agree that this Agreement shall be governed by, and construed and interpreted in accordance with the law of State of California (except its choice of law rules) as though made by parties residing in California so as to be fully performed within that State. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the state and federal courts (as applicable) located in Santa Clara County, California, in any litigation arising out of or in connection with this Agreement. The parties expressly disclaim application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement and all transactions contemplated hereunder.

27.13	Exhibits. The following Exhibits shall be incorporated in this Agreement by reference herein:

Exhibit A: Territories and Subsidiaries

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit B: Sub-Distributors and Territories
Exhibit C: Export Assurance Statement
Exhibit D: Distributor Inventory Relief
Exhibit E: Trademark Usage Guidelines
Exhibit F: Grandfather warranty and indemnity
Exhibit G: Avnet contacts

27.14
Termination of Prior Agreement. That certain Master Distributor Agreement dated July 27, 2005, as amended (the “Prior Agreement”), shall be deemed terminated effective on the Effective Date of this Agreement. Any “Product” (as defined in the Prior Agreement) held in inventory by Distributor (other than for the account of Distributor or a Distributor Subsidiary) as of such date shall be deemed “Product” (as defined in this Agreement) held in inventory by Distributor under the terms and conditions of this Agreement. All Product sold under the Prior Agreement for the account of Distributor or a Distributor Subsidiary shall be governed by the Prior Agreement.

27.15
Allocation of Risk. Distributor acknowledges and agrees that each provision of this Agreement that provides for a disclaimer of warranties or an exclusion or limitation of damages represents an express allocation of risk, and is part of the consideration of this Agreement.

27.16
Interpretation. Distributor acknowledges and agrees that it has read and understood this Agreement, has had an opportunity to discuss this Agreement with its legal and other advisors, and agrees to be bound by the terms and conditions of this Agreement. This Agreement shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

27.17
Counterparts. This Agreement may be signed in duplicate originals, or in separate counterparts, which are effective as if the parties signed a single original. A facsimile of an original signature transmitted to the other party is effective as if the original was sent to the other party.

[SIGNATURE PAGE FOLLOWS]

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date(s) indicated below.
XILINX:

XILINX, INC. By: /s/ Chris Henry	XILINX IRELAND By: /s/ Eddie Lee
Name: Chris Henry	Name: Eddie Lee
Title: VP Sales Operations	Title: Vice President & Treasurer
Date: 3/13/2014	Date: 3/13/2014
XILINX SALES INTERNATIONAL PTE. LTD. By: /s/ Oren Scotten
Name: Oren Scotten
Title: Site Director
Date: 3/13/2014

DISTRIBUTOR:
AVNET, INC.

By: /s/ Gerry Fay
Name: Gerry Fay
Title: President, EM Global
Date: 3/12/2014

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EHIBIT A
TERRITORIES AND SUBSIDIARIES

AVNET, INC.
SCHEDULE OF AUTHORIZED ELECTRONICS MARKETING LOCATIONS
Revised: January 9, 2014

The following list of divisions, groups, and subsidiaries (direct and indirect) of Avnet, Inc. are authorized Electronics Marketing selling locations under the Agreement, and the “Territory” shall be the geographies associated with each location.

AMERICAS:

Americas Distribution Center:  Avnet Electronics Marketing, an operating group of Avnet, Inc. (all locations in the Americas)

SUBSIDIARIES
Brazil - Avnet do Brasil Ltda.
Brazil - Avnet Components Brasil Participacoes, Ltda.
Brazil - Avnet Embedded Industria e Comercio Ltda.
Canada - Avnet International (Canada) Ltd. (all Avnet Electronics Marketing Locations)
Mexico - Avnet de Mexico, S.A. de C.V.
Puerto Rico - Avnet de Puerto Rico, Inc.
Chile - Avnet Chile S.A.
Chile - Avnet Trader S.A.
United States: Telmil Electronics, Inc.

EUROPE:

European Distribution Center:  (RDC) - Avnet Europe Comm. VA (Belgium),

The following list of divisions, groups, subsidiaries and affiliates of Avnet Europe Comm. VA are authorized selling locations under the Agreement and the "Territory" shall be EMEA (Europe, Middle East & Africa) including but not limited to the geographies associated with each location.
AVNET ELECTRONICS MARKETING GROUP
Avnet Europe Comm. VA, Kouterveldstraat 20, 1831 Diegem, Belgium
All locations in EMEA

SUBSIDIARIES
France, EBV Elektronik SAS, rue Gruninger, Parc d’Innovation d’Illkirch, 67400 Illkirch Graffenstaden, France
France, EBV Elektronik SAS, Immeuble Actys B2, voie 3, BP17316, 31673 Labège Cedex (Toulouse), France
France, EBV Elektronik GmbH & Co. KG, Parc Club du Moulin à Vent, 33, Av. du Dr. Georges Lévy, 69693 Venissieux Cedex (Lyon), France
Germany, EBV Elektronik GmbH & Co. KG, Kitzingstr. 15-19, 12277 Berlin-Mariendorf, Germany
Germany, EBV Elektronik GmbH & Co. KG, In der Meineworth 21, 30938 Burgwedel, Germany
Germany, EBV Elektronik GmbH & Co. KG, An der Gümpgesbrücke 7, 41564 Kaarst, Germay
Germany, EBV Elektronik GmbH & Co. KG, Neue Ramtelstrasse 4, 71229 Leonberg, Germany
Germany, EBV Elektronik GmbH & Co. KG, Airport Business Center Leipzig, Frankfurter Straße 2, 04435 Schkeuditz, Germany
Germany, EBV Elektronik GmbH & Co. KG, Im Technologiepark 2-8, 85586 Poing, Germany

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Germany, EBV Elektronik GmbH & Co. KG, Kaiserring 12, 78050 VS-Villingen, Germany
Germany, EBV Elektronik GmbH & Co. KG, Borsigstr. 36, 65205 Wiesbaden, Germany
Germany, EBV Elektronik GmbH & Co. KG, Lina-Ammon-Str.19b, 90471 Nürnberg, Germany
Hungary, EBV Elektronik Kft., Budafoki út 91-93, West Irodahaz, H-1117 Budapest, Hungary
Ireland, EBV Elektronik GmbH & Co. KG, Dublin 12, Ireland
Israel, EBV Elektronik, Avnet Building, 40600 Tel Mond, Isreal
Italy, EBV Elektronik s.r.L., Via C. Frova, 34, 20092 Cinisello Balsamo (MI), Italy
Italy, EBV Elektronik s.r.L., Via Panciatichi, 40, 50127 Firenze, Italy
Italy, EBV Elektronik s.r.L., Via Carlo Cattaneo, 54, 41100 Modena, Italy
Italy, EBV Elektronik s.r.L., Via G. Capaldo, 10, 80128 Napoli, Italy
Italy, EBV Elektronik s.r.L., Viale Palmiro Togliatti, 1639, 00155 Roma, Italy
Italy, EBV Elektronik s.r.L., Piazza Adelaide Longino, 8/11, 35030 Sarmeola di Rubano (PD), Italy
Italy, EBV Elektronik s.r.L., Corso Vercelli, 348, 10156 Torino, Italy
Netherlands, EBV Elektronik GmbH & Co. KG, Planetenbaan 116, 3606 Maarssenbroek, Netherlands
Norway, EBV Elektronik NUF, Postboks 101, Manglerud, Ryensvingen 3B, 0681 Oslo, Norway
Poland, EBV Elektronik Sp.z.O.O., ul. Woloska 18, 02-675
Poland, EBV Elektronik Sp.z.O.O., Plac Solny 16, 50-062 Wroc³aw, Poland
Romania, EBV Elektronik SRL, Construdava Business Center, Sos. Pipera-Tunari 4C, 77190 Voluntari, Ilfov (Bucharest), Romania
Russia, EBV Elektronik M, Korovinskoye Shosse 10, 127486 Moscow, Russia
Russia, EBV Elektronik M, Polustrovsky prospect 43, office 421, 195197 St. Petersburg, Russia
Slovak Republic, EBV ELEKTRONIK, s.r.o, Digital Park, Einsteinova 21, 85101 Bratislava, Slovak Republic
Slovenia, EBV Elektronik D.o.o., Dunajska c. 22, 1000 Ljubljana, Slovenia
South Africa, EBV ELECTROLINK(Pty) Ltd, 1 Mediterranean Street, 8001 Foreshore, Cape Town, South Africa
South Africa, EBV ELECTROLINK(Pty) Ltd, 11 Derby Place, Suite 4 Bauhinia Building, Forest Square, 3629 Westville, South Africa
South Africa, EBV ELECTROLINK(Pty) Ltd, Woodlands Office Park, 141 Western Service Road, 2157 Woodmead, Johannesburg, South Africa
Spain, EBV Elektronik Spain SL, Antón Fortuny 14-16 Esc.C 3° 2a, 8950 Esplugues de Llobregat / Barcelona, Spain
Spain, EBV Elektronik Spain SL, Calle San Fernando, nº 44 Entresuelo, 39010 Santander / Cantabria, Spain
Spain, EBV Elektronik Spain SL, Centro Empresarial Euronova, C/Ronda de Poniente, 4, 28760 Tres Cantos / Madrid, Spain
Sweden, EBV Elektronik GmbH & Co. KG, Derbyvägen 20, 21235 Malmö, Sweden
Sweden, EBV Elektronik GmbH & Co. KG, Glimmervägen 14, 7 tr, 19162 Sollentuna, Sweden
Switzerland, EBV GmbH & Co. KG, Bernstrasse 394, 8953 Dietikon, Switzerland
Switzerland, EBV GmbH & Co. KG, Av. des Boveresses 52, 1010 Lausanne, Switzerland
Turkey, EBV Elektronik Ticaret Limited Sirketi, Perdemsaç Plaza Bayar Cad. Gülbahar , 34742 Istanbul, Turkey
Ukraine, EBV Elektronik TOB, Vasilkovskaya Street 14, 03040 Kiev, Ukraine
United Arab Emirates, Sky Electronics , JAFZA South Zone, Dubai, India
United Kingdom, EBV Elektronik GmbH, Thames House, 17 Marlow Road, Maidenhead, Berkshire, SL6 7AA, United Kingdom
United Kingdom, EBV Elektronik GmbH, 144 West George Street, Glasgow, G2 2HG, United Kingdom
United Kingdom, EBV Elektronik GmbH, Manchester International Office Centre, Suite 3E, Manchester, M22 5WB , United Kingdom
United Kingdom, EBV Elektronik GmbH, 12 Interface Business Park, Bicknoll Lane, Wiltshire, SN4 8SY, United Kingdom
ASIA:

Asian Distribution Center (RDC) - Singapore - Avnet Asia Pte.Ltd

Australia
Avnet Electronics Marketing (Australia) Pty Ltd

China (PRC)
Avnet Logistics (Shenzhen) Ltd ༈¨安²富»利û物ï流÷༈¨深î圳Ú༉©有Ð限Þ公«司¾༉©
Avnet (Tianjin) Logistics Ltd ༈¨安²富»利û༈¨天ì津ò༉©国ú际Ê物ï流÷有Ð限Þ公«司¾༉©
Avnet (Shanghai) Limited (安²富»利û电ç子Ó(上Ï海£)有Ð限Þ公«司¾)

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

YEL Electronics (Shanghai) Limited (萃Í霸Ô电ç子Ó贸³易×༈¨上Ï海£༉©有Ð限Þ公«司¾)
YEL Electronics (Shenzhen) Limited (萃Í冠Ú电ç子Ó贸³易×༈¨深î圳Ú༉©有Ð限Þ公«司¾)
Hong Kong
Avnet Technology Hong Kong Limited ༈¨安²富»利û科Æ技¼香ã港Û有Ð限Þ公«司¾༉©
Avnet Sunrise Limited ༈¨晨¿兴Ë安²富»利û有Ð限Þ公«司¾༉©
Chinatronic Technology Limited ༈¨华ª创´科Æ技¼有Ð限Þ公«司¾༉©
EBV Elektronik Limited
YEL Electronics (China) Limited (盈¯创´电ç子Ó༈¨中Ð国ú༉©有Ð限Þ公«司¾)
YEL Electronics Hong Kong Limited (杨î氏Ï电ç子Ó有Ð限Þ公«司¾)
YEL Korea (HK) Limited
Avnet Unidux (HK) Ltd.
India
Avnet India Private Limited
Japan
Avnet EM Holdings (Japan) Kabushiki Kaisha
Avnet Internix Kabushki Kaisha
Unidux Inc.
Korea
Avnet Korea, Inc
Malaysia
Avnet Malaysia Sdn Bhd
YEL Electronics Sdn Bhd
Avnet Unidux (Malaysia) Sdn.Bhd.
New Zealand
Avnet (NZ)
Philippines
Avnet Philippines Pty Ltd. Inc
Singapore
Avnet Asia Pte Ltd (including its subsidiaries / related companies)
YEL Electronics Pte Ltd
Avnet EM Japan (Asia) Ltd.
Avnet Unidux (Singapore) Pte. Ltd.
Taiwan
Avnet Asia Pte Ltd Taiwan Branch (新Â加Ó坡Â商Ì安²富»利û股É份Ý有Ð限Þ公«司¾台¨湾å分Ö公«司¾)
Thailand
Avnet Technology (Thailand) Ltd
Avnet Unidux (Thailand) Co, Ltd.

END OF EXHIBIT A

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

SUB-DISTRIBUTORS AND TERRITORIES

Territory	Sub-Distributor Name
Japan
NAKAMURA-DENKI INC
MICRONINC
YASHIMA DENKI CO LTD
NIHONINTERFACE CO LTD
ADVANCED TECHNOLOGY CORP. OF JAPAN
TECHNO ASTY CO.,LTD
MAKOTO DENSHI CO LTD
JAPAN MICRO ELECTRONICS INC
RIKEI ELECTRONICS INC
ASTRO INTERNATIONAL INC
KAGA ELECTRONICS CO.,LTD
KSY CORPORATION
BEE BEANS TECHNOLOGIES CO.,LTD.
MEICO ELECTRONIC CO.,LTD.
RAYTRON, INC.
NIHON DENSHI DEVICE CO LTD
TAKEBISHI CORPORATION
SEIWA CO., LTD
EIKOSHA CO., LTD.
MIMASA INDUSTRY CORPORATION
TOKIWA WEST CO., LTD
MATOBASHOJI INC
OKAMOTO ELECTRONICS CORP
AID ELECTRONICS CO., LTD
KANETSU CO,. LTD
NISSHO MUSEN CO LTD
IMEC INC
PIONICS CO LTD
SUNDENSHI CO.,LTD.
TAKUMI SHOJI CO LTD
SHINWA CO LTD
TOKYO DENSHI HANBAI CO LTD
SINRYU DENKI CO LTD
TOTEC CORPORATION
CORESTAFF CO LTD
SISTEC CO LTD
MEISOL CO., LTD.
Chubu Ikegami Tsusho Co Ltd
NAGOYA RIKEN DENGU CO LTD

Russia	InLine Group head quarter in Moscow http://www.inlinegroup.ru/
Russia	Macro Group head quarter in St. Petersburg http://www.macrogroup.ru/
Russia	VDMAIS head quarter in Kiev, Ukraine http://www.vdmais.kiev.ua/
Russia	Silica Logistics Partners listed below:

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Name	Website	Address
1 Komponenta Inc. 2 RSP-Complect Ltd 3 ALMAZ-SPECPOSTAVKA 4 Start 21 5 JSC "GAMMA" 6 MACRO TEAM 7 NPC-GRANAT 8 Electronics Vision GmbH 9 Integris 10 Radioexport 11 Mlcrosun 12 Intercomponents
http://www.komponenta.ru/
http://www.rssp.ru/
http :1/www .almaz-sp. ru/
http://www.21vek21.ru/
htto://www.icgamma.ru/
http://www.macroteam.ru/
http://n pcgra nat. ru/
http://electron ics~vision.com/
http://www. integris. ru/
http://www. radioexport. ru
http://www. rn icrosu n. ru/
http://www.intco.ru/

125565, Moscow, Leningradskoe shosse, 92A, of. 5
117049, Moscow, Leninsky Av.4, 1A
124498, Zelenograd, Drive 4806, Bld.4/1, office 119b
123103, Moscow, Zhivopisnaya st., 3/1
188800, Russia, Vyborg, Nekrasova st.19
111141, Moscow, Zelenyj Prospect 2
194021, St. Petersburg, ul. Shatelena, 3
73432, Germany, Aalen-Unterkochen, Rathausplatz 7
641800, Moscow, Voronzovskay, 8, bld.4
121059, Moscow, Ukrainskii bulvar, 8
630091, Novosibirsk, Krasniy pr-t 54, of. 426
115230, Moscow, Varshavskoe shosse, 46, of. 550

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT C
EXPORT ASSURANCE STATEMENT

In regard to our continuing efforts to ensure compliance with U.S. export laws and regulations, including those administered by the Bureau of Industry and Security under the U.S. Department of Commerce, we hereby remind you of the export compliance obligations mutually agreed in the Master Distributor Agreement executed by Xilinx and your company (on behalf of yourself and your subsidiaries).
In connection with the above, we further request your acknowledgment and agreement to the following:

•
You certify that you will not, without assuring compliance with applicable U.S. export laws and regulations, that exist now or as amended, export or re-export (directly or indirectly), divert, or transship any item purchased from Xilinx and/or its subsidiaries, technical data, or a direct product thereof: (i) to or via any terrorist-supporting country, (ii) to any country subject to embargo or special export controls by the U.S. Department of the Treasury or other U.S. agency, (iii) to any country subject to national security controls, (iv) to any persons or entities identified on the U.S. Denied Person’s List, Entities List, Specially Designated Nationals List or other lists published by the U.S. Government, or (v) for the design, development, production or use of prohibited items, or for any prohibited end uses, including terrorism support, nuclear activities, missile technologies, or chemical or biological weapons.

•	You will maintain all required export transaction records for five years from the date of export/re-export, and timely produce them as required for compliance and audit purposes.

•	You will use the most current Xilinx Product Matrix for product and technology classifications, available on The SouRCe website.

•
For an up-to-date list of the members of the Country Groups under Supplement No. 1 to Part 740 of the Export Administration Regulations, please refer to http://www.access.gpo.gov/bis/ear/pdf/740spir.pdf. Please note that you are responsible for monitoring any changes to these regulations and complying with the same.

We request that you provide a copy of this Annual Statement of Export Assurance to the responsible individuals in your export compliance department and at your subsidiaries from which Xilinx product and/or technical data may be exported or reexported to ensure the full understanding of and compliance with the same.
In the event that you cannot certify any of the above, or become aware of any potential or actual violation at _______ of any applicable U.S. exports laws and regulations relating to the handling or disposition of Xilinx products or technology, please advise us as soon as possible so that we can take proper measures to resolve the same.
Please be advised these obligations are independent of, and shall survive, the expiration or earlier termination of any agreement between our companies.
To acknowledge the above, please sign and return a copy of this letter to us at your earliest convenience.
Yours Truly,
________________________
Evelyn Bernal
Export Compliance Manager
Xilinx, Inc.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

I certify that I am a responsible official of ________ authorized to sign this Statement of Assurance on its behalf.

Company Name:          _____________________
By: (Compliance Manager):     _____________________
Print Name and Title:          _____________________
Date:                 _____________________

Please return a signed copy of this assurance to:
Xilinx, Inc.
2100 Logic Drive
San Jose, CA 95124

Attn: Evelyn Bernal, Xilinx Global Trade Compliance Group
Email: evelynm@xilinx.com
Fax: (408) 371-6902

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT D
DISTRIBUTOR INVENTORY RELIEF
Xilinx sells Product to Distributor at the Price which is noted in the Distributor Cost (DC) column per the Price Book.  Due to a variety of factors, variances can exist between the Price and the Adjusted Distributor Cost (ADC) after Distributor sells through to an end customer.  In order to provide for cash flow relief to Distributor, Xilinx will provide working capital relief on Distributor’s inventory up to the days supply goal communicated in the Xilinx Guidelines.  Xilinx will implement the terms of the Distributor Inventory Relief (DIR) Program as follows:
DIR will be calculated each month, using a [***] rolling average, by Xilinx to determine an average discount factor to apply to ending on hand (EOH) inventory held by Distributor, limited to the days’ supply goal.  The calculation will be as follows:
[***]

/////////////////////////

DIR, or a percentage of DIR, is provided to Distributor at the discretion of Xilinx based on the Distributor cost of working capital.

Further explanation of terms used in this exhibit:

DC or Distribution Cost: The price at which Xilinx sells the Product to Distributor.  Distributor holds the inventory on the shelf at this value.

ADC or Adjusted Distribution Cost: The cost authorized by Xilinx for Distributor.

DIR or Distribution Inventory Relief: A program to determine the difference between the inventory at Distribution Cost value, and, the inventory at the Adjusted Distribution Cost value.

EOH or Ending On Hand inventory: The value of the inventory at the end of a particular time period such as month end or quarter end

DDA$ or Distribution Debit Authorization Dollars: Whenever an ADC is determined, the DDA$ are the difference between the ADC and the DC.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit E
TRADEMARK USAGE GUIDELINES
Distributor shall observe generally-recognized rules for the usage of trademarks when making use of the Marks in both print and online presentation, including adherence to the following guidelines:
General Trademark Rules

•	Always use the proper spelling, including spaces and any uppercase and lowercase conventions, as shown below under Use of Trademark Symbols.

•	Never modify a trademark by creating new words or abbreviations, and do not use plurals, possessives, or hyphens with a trademark.

•	Do not combine Xilinx trademarks with trademarks of other companies, such as XilinxAvnet.

•	Always use trademarks as unaltered “proper” adjectives. Do not use trademarks as a noun or a verb in a sentence. Trademarks must always be followed by an appropriate generic noun.

•
Use of two trademarks together should be avoided, but when necessary, both trademarks must be used with an appropriate trademark symbol upon the first two mark combination within a document or webpage. Examples: Xilinx® EasyPath™ program, or Xilinx® WebPACK™ software.

•	Distributor will not use Xilinx’s trademarks on Distributor’s business cards or letterhead.

•	An attribution statement substantially similar to the examples below must be used when Xilinx trademarks are used in print and online:
[ ] is a trademark of Xilinx, Inc. in the United States and other countries.
[ , , and ] are trademarks of Xilinx, Inc. in the United States and other countries.

•	All proposed use by Distributor of the Marks must be approved in writing by Xilinx

•	Logos:

◦	Each graphical trademark, branding treatment, or logo (collectively “Logo(s)”) must be reproduced exactly as specified by Xilinx by using original graphics files available from Xilinx.

◦	A minimum clear space (equal to ½ of the height of the Logo) on all sides of the Logo is to be kept free of other visual elements.

◦
When printed with a third party’s graphical trademark, the Logo must be of at least equal size as such third party’s trademark. Distributor will not print the Logo in black if the third party’s trademark appears in color

Use of Trademark Symbols
Proper spelling, trademark symbol placement, and appropriate nouns for the most common Xilinx trademarks are as follows:

Corporate Trademarks	Device Trademarks	Software Trademarks
Xilinx® products	Artix® FPGA	ISE® Design Suite
Xilinx logo:	Kintex® FPGA	MicroBlaze™ processor
	Virtex® FPGA	Vivado® Design Suite
	Zynq® SoC	WebPACK™ software
also: EasyPath™ program
To ensure consistency in trademark usage, trademark symbols are placed only on the primary product series name, and not on the family variations denoted with a number. For example: Virtex®-7 FPGA, and Zynq®-7000 SoC.

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit F
GRANDFATHER WARRANTY AND INDEMNITY
With respect to only the specific customers listed below that have, prior to the effective date of this Agreement, entered into a agreement with Distributor wherein Distributor agreed to, as described below, either (1) a patent indemnity provision for Xilinx Products with customary terms, conditions, exclusions and limitations substantially similar to those set forth in this Agreement, or (2) an express warranty for Xilinx Products with customary terms, conditions, exclusions and limitation substantially similar to those set forth in the Xilinx Terms of Sale, other than a longer warranty period as described below (hereafter, collectively, the “Existing Grandfather Contracts”), Distributor shall have no obligation to terminate such Existing Grandfather Contracts, or amend such Existing Grandfather Contracts to be consistent with this Agreement while ignoring the existence of this Exhibit F, and Xilinx shall continue to abide by its obligations with respect to the warranties and indemnities created by such Existing Grandfather Contracts for Xilinx Products sold by Distributor after the effective date of this Agreement; provided, however, that Xilinx does not consent to the offer, acceptance or pass-through by Distributor of any patent indemnity or any product warranty, other than in accordance with this Agreement, while ignoring the existence of this Exhibit F, in connection with any (i) renewal or extension of such agreements other than renewals or extensions which occur automatically without action by Distributor; or (ii) transfers or assignments of any such agreements by any customer other than a transfer or assignment which does not require the consent of Distributor.

Patent Indemnity Passed to:

[***]

Longer Warranty Passed to:

Customer	Warranty period
[***]	[***]

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit G
AVNET CONTACTS
The following Avnet Contacts (or their successors) must receive notice per Section 3.2:

•	Global

◦	Tim Barber Senior VP Global Design Chain Business Development

•	EMA

◦	Ron Reed Senior Director Products

◦	Phil Wehrli Senior VP Supply Chain and Materials

◦	Michael Peckham Director Supplier Business Manager

•	EMEA

◦	Vincent Cellard Vice President Operations

◦	Bruce Hingston Director of Assets

◦	Francesco Eucherio Xilinx Supplier Business Manager

•	Asia

◦	Francis Lam Director of Asia Marketing

◦	Roy Luk Xilinx Marketing Director

◦	Jane Neo VP Asia Materials Management

•	Japan

◦	Kenji Aoki Senior Manager

NOTE: Confidential treatment has been requested for portions of this Exhibit 10.18 designated with [***]. The copy filed herewith omits the information subject to the confidentiality request. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.